SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2006

Comcast Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-50093	27-0000798
(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street Philadelphia, PA	19102-2148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 665-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2006, the Compensation Committee of the Board of Directors of Comcast Corporation (the “Company”) adopted the Comcast Corporation 2006 Cash Bonus Plan (the “2006 Plan”), subject to the approval of Company shareholders. The 2006 Plan provides for the payment of annual cash bonuses to management employees of the Company and its subsidiaries. Bonuses granted under the plan are expressed as a percentage of base salary and are determined based on the achievement of quantitative (such as income, expense and operating cash flow) or qualitative (such as customer service, management effectiveness and workforce diversity) performance goals established in advance by the Compensation Committee. The maximum amount payable to any employee under the 2006 Plan with respect to any calendar year cannot exceed $12 million.

If approved by shareholders, the 2006 Plan will replace the Company’s existing 2002 Executive Cash Bonus Plan and 2002 Supplemental Cash Bonus Plan (collectively, the “2002 Bonus Plans”), as well as the Company’s 2004 Management Achievement Plan, and bonuses to the Company’s executive officers named below with respect to 2006 will be paid under the 2006 Plan. The individual targets for each of Mr. Brian L. Roberts, Mr. Stephen B. Burke, Mr. Ralph J. Roberts, Mr. Lawrence S. Smith, Mr. David L. Cohen and Mr. John R. Alchin under the 2006 Plan are the same as the aggregate individual targets under the 2002 Bonus Plans disclosed in the Company’s Form 8-K filed on March 6, 2006. As is the case under the 2002 Bonus Plans, awards under the 2006 Plan for the executive officers named above will be determined using targets based on increases in the Company’s cash flow. Under the 2006 Plan, each executive officer named above will be eligible to receive a bonus equal to 33—110% of target, depending on cash flow achieved. The potential amounts to be earned by the executive officers named above under the 2006 Plan are substantially identical to those under the 2002 Bonus Plans.

A copy of the 2006 Plan is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9(d) Exhibits.

Exhibit Number	Description

99.1	Comcast Corporation 2006 Cash Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: March 27, 2006	By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President, General Counsel and Secretary